CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RELATIVE
                       OPTIONAL OR OTHER SPECIAL RIGHTS OF
                       PREFERRED STOCK AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS THEREOF

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                      OLYMPIC CASCADE FINANCIAL CORPORATION

                                 Pursuant to the
                General Corporation Law of the State of Delaware

      Olympic Cascade Financial Corporation, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article A of its Certificate of Incorporation, its Board of Directors ("Board") adopted the following resolution creating a series of its Preferred Stock, par value $0.01 per share, designated as Series A Convertible Preferred Stock:

      WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of shares known as Preferred Stock, par value $0.01 per share, to be issuable from time to time in one or more series;

      RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation, the Board hereby creates a series of the class of authorized Preferred Stock of the Corporation, and hereby fixes the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as follows:

      (A) Designation of Series. The Corporation shall have a series of Preferred Stock designated as "Series A Preferred Stock " (the "Series A Preferred Stock").

      (B) Designation of Number of Shares in Series. The number of shares constituting the Series A Preferred Stock shall be 50,000.

      (C) Fixing the Rights, Preferences, Privileges and Restrictions. The following rights, preferences, privileges and restrictions are hereby granted to and imposed upon the Series A Preferred Stock:

1.    RANK.

      The Series A Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.02 per share (the "Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (collectively, with the Common Stock, "Junior Securities"); (iii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

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2.    DIVIDENDS.

            (a) The holders of the Series A Preferred Stock shall be entitled to receive dividends on a quarterly basis at a rate of 9% per annum per share (the "Premium Amount"), payable out of any assets or funds legally available therefor. Such dividends shall be cumulative and shall accrue, whether or not declared by the Board of Directors, but shall be payable only when, as and if declared by the Board of Directors. Accrued but unpaid dividends will be paid upon conversion of the Series A Preferred Stock.

            (b) In no event, so long as any Series A Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities (other than a distribution of Junior Securities), without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a class.

3.    LIQUIDATION PREFERENCE.

      In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

            (a) The holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount equal to $100 (the "Initial Series A Preferred Stock Price") for each share of Series A Preferred Stock then held by them and, in addition, an amount equal to all cumulated and unpaid dividends on the Series A Preferred Stock. If upon the occurrence of a liquidation, dissolution or winding up of the Corporation the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

            (b) After setting apart or paying in full the preferential amounts due pursuant to Section 2(a) above, the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed to the holders of the Series A Preferred Stock and Common Stock on a pro rata basis, based on the number of shares of Common Stock then held by each holder on an as-converted basis.

            (c) A consolidation or merger of this Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of; or an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, of shares of Common Stock of this Corporation (each, a "Liquidity Event"), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.


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

            (d) Notwithstanding any other provision of this Section 2, the Corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Corporation issued to or held by employees, officers or consultants of the Corporation or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Series A Preferred Stock shall have been declared and funds set aside therefor and such repurchases shall not be subject to the liquidation preferences of the Series A Preferred Stock.

            (e) In the event the Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation, the value of the assets to be distributed to the holder of shares of Series A Preferred Stock and Common Stock shall be determined in good faith by the Board. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

                  (i) If traded on a securities exchange, the value shall be deemed to be the average of the security's closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

                  (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

                  (iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

                  The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i),
(ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board. The holders of at least a majority of the outstanding Series A Preferred Stock shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 2(e), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

4.    VOTING RIGHTS.

      Except as otherwise required by law or as set forth herein, the holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of A Preferred could be converted at the record date for determination on of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not counted separately as a class. Holders of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.


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

5.    CONVERSION.

      The holders of the Series A Preferred Stock have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert Series A Preferred Stock. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined in the case of the Series A Preferred Stock by dividing Initial Series A Preferred Stock Price by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock (the "Series A Conversion Price") shall initially be $1.50 per share of Common Stock. Such Initial Conversion Price shall be subject to adjustment as hereinafter provided.

            (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective respective Conversion Price. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (c) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.


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

6.    TRADING MARKET LIMITATION.

      Unless the Corporation either (i) is permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded or (ii) has obtained approval of the issuance of the Common Stock upon conversion of or otherwise pursuant to the Series A Preferred Stock in accordance with applicable law and the rules and regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities (the "Stockholder Approval"), in no event shall the total number of shares of Common Stock issued upon conversion of or otherwise pursuant to the Series A Preferred Stock (including any shares of capital stock or rights to acquire shares of capital stock issued by the Corporation which are aggregated or integrated with the Common Stock issued or issuable upon conversion of or otherwise pursuant to the Series A Preferred Stock for purposes of any such rule or regulation) exceed the maximum number of shares of Common Stock that the Corporation can so issue pursuant to any rule of the principal United States securities market on which the Common Stock trades (including Rules 711 and 713 of the American Stock Exchange or any successor rule)(the "Maximum Share Amount"). With respect to each holder of Series A Preferred Stock, the Maximum Share Amount shall refer to such holder's pro rata share thereof. In the event that the sum of (x) the aggregate number of shares of Common Stock actually issued upon conversion of or otherwise pursuant to the outstanding Series A Preferred Stock plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of or otherwise pursuant to the Series A Preferred Stock at the then effective Conversion Price, represents at least one hundred percent (100%) of the Maximum Share Amount (the "Triggering Event"), the Corporation will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event.

7.    REDEMPTION OR CONVERSION AT MATURITY.

            (a) So long as all of the shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock are then authorized and reserved for issuance, each share of Series A Preferred Stock issued and outstanding on December __, 2011 (the "Maturity Date"), shall be either (i) redeemed in cash by the Corporation for the Liquidation Preference (the "Redemption Price") or (ii) at the option of the Corporation, automatically converted into shares of Common Stock on such date at a conversion price equal to the Series A Conversion Price then in effect one business day prior to the Maturity Date, in accordance with, and subject to, the provisions of Section 7 hereof (the "Automatic Conversion").

            (b) From and after the Maturity Date, unless there shall have been a default in the payment of the Redemption Price or the Automatic Conversion, all rights of the holders of shares of Series A Preferred Stock (except the right to receive the Redemption Price or shares of Common Stock pursuant to the Automatic Conversion) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.


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

8.    ADJUSTMENTS TO CONVERSION PRICE.

            (a) Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock dividend, stock split, or otherwise), into a greater number of shares of Common Stock, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series A Conversion Prices then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

            (b) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or files a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or assets of the Corporation other than shares of Common Stock then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this
Section 8 with respect to the rights of the holders of the Series A Preferred Stock.

            (c) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change, all subject to further adjustment as provided herein.

            (d) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.


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

            (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 8, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

                  9. PROTECTIVE PROVISIONS.

      So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock, take any action that:

            (a) alters the rights, preferences or privileges of the Series A Preferred Stock;

            (b) creates any new class or series of shares that has a preference over or is on a parity with the Series A Preferred Stock with respect to voting rights, dividends or liquidation preferences; or

            (c) reclassifies stock into shares having a preference over or on a parity with the Series A Preferred Stock with respect to voting, dividends or liquidation preferences.

Composite as amended through March 16, 2004.


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